Exhibit 10.1
Amendment to Supply Agreement

This Amendment is made effective as of June 1, 2024 (“Amendment Date”) by Kellanova (f/k/a Kellogg Company) (“Manufacturer”) and WK Kellogg Co (“Buyer”). Manufacturer and Buyer are collectively referred to as the “Parties” and individually as a “Party”.

Background

A.The Parties are parties to a Supply Agreement dated September 29, 2023 (“Agreement”).

B.The Parties wish to amend the Agreement according to the terms set forth below.

Agreement

The Parties agree as follows:

1.    The Parties agree to delete and replace Section 3(b)(ii) with the following:

(ii) Buyer commits to purchasing a minimum annual volume of each Product, which it shall estimate and provide to Manufacturer for each Product each fiscal year during the term as set forth in Section 7(c)(ii). (“Final Volume Commitment”). Beginning for 2025, the Final Volume Commitment must be at least 80% of the minimum annual volumes for each Product specified in Schedule 3(b)(i)(A). If the Final Volume Commitment provided is less than 80% of the volumes specified on Schedule 3(b)(i)(A), Buyer shall be subject to a penalty calculated at the rate per pound set forth on Schedule 7(c)(iii) for each pound below the 80% threshold. After confirmation of the Final Volume Commitment, Manufacturer will calculate any penalty under this Section and invoice Buyer. Buyer will pay any amounts invoiced for any penalty within 30 days of receipt.

Example: The minimum volume for Product X for fiscal year 2025 as specified in Schedule 3(b)(i)(A) is two million pounds. The penalty rate of Product X is $0.30 per pound as specified on Schedule 7(c)(iii). If Buyer commits to purchasing 1.5 million pounds of Product X for fiscal year 2025 (less than 80% of minimum volume), then Manufacturer will invoice Buyer for $30,000 (100,000 pounds below 80% minimum times $0.30 per pound penalty rate).

2.    The Parties agree to delete and replace Schedule 3(b)(i)(A) to the Agreement, with the         Schedule 3(b)(i)(A) attached hereto.

3.    The Parties agree to delete and replace Section 7(b) (Purchase Price and Service Fees) with the following:

(b) Purchase Price. “Total Product Costs” means (A) costs of raw materials and packaging; plus (B) the conversion fee.

For 2024, the Total Product Costs, including the conversion fee, is set forth in Schedule 7(b). The Parties agree to add Schedule 7(b), attached hereto, to the Agreement.

4.    The Parties acknowledge and agree that the “Manufacturing Fee” has therefore been eliminated and the Parties agree to delete all references to the “Manufacturing Fee” from the Agreement, including specifically in Schedule 1.

5.    The Parties agree to delete and replace Section 7(c) (Changes to Production Costs, Volumes or Products) with the following:

(c) Changes to Product Costs, Volumes or Products.

(i)    Beginning for 2025, Total Product Costs shall be revised annually to reflect changes in material costs and the new conversion fee based on the Final Volume Commitment provided by Buyer, the impact of inflation, and other factors impacting the conversion fee. Such change in conversion fee in any one year will not exceed 6% except under the following circumstances. If the conversion fee increase exceeds 6%, Manufacturer will supply Buyer with documentation supporting such impact on conversion fee, in which case any pricing or competitively sensitive information shall only be provided to and reviewed by a third-party auditor retained by Buyer. In such cases, if the Parties fail to agree on the increase over 6%, the process set forth in Section 7(c)(ii), below, shall apply.

Representatives of the Parties will meet in person or telephonically in late Q3 or early Q4 of each fiscal year during the Supply Period (each such meeting, an “Annual Meeting”), to review: (A) revised Total Product Costs provided by Manufacturer; (B) revised per pound value to calculate penalties and/or rebates for the Products described in Section 3(b)(ii) and Section 7(c)(iii); (C) any Final Volume Commitment penalty described in Section 3(b)(ii); and (D) any proposed cessations of the Manufacture of any Product in its entirety or any modifications to the Product Standards or the formulation of any Products (“Product Variations”).

(ii)    No later than the agreed-upon date in May of each fiscal year, Buyer will provide Manufacturer with its best estimated annual volumes for each Product for the upcoming year (“Advanced Volume Estimate”). No later than the agreed-upon date in August of each fiscal year, or 30 days prior to the Annual Meeting, whichever is earlier, Buyer will provide Manufacturer with its Final Volume Commitment as set forth in Section 3(b)(ii). No later than ten (10) days prior to the Annual Meeting, Manufacturer will provide Buyer with the Total Product Costs, per pound values for penalty/rebate calculations, and any proposed Product Variations. In the event Buyer does not agree to any of the foregoing after the Annual Meeting and after escalation as needed as set forth in Section 7(d), Buyer shall have the right to terminate any Product for which it does not agree under the terms of Section 18(a) and Schedule 2. During any notice period for termination, the Total Product Cost and values will be as provided by Manufacturer under this section or as determined under Section 7(d), as applicable.

(iii)    At the end of each fiscal year during the Supply Period (or following Product cessation, if sooner), Manufacturer will compare actual purchases of each Product for such year to the Final Volume Commitment. If actual purchased pounds of a Product for each year are less than 95% of the Final Volume Commitment for such Product for such year, then Manufacturer shall be entitled to receive a penalty as calculated at the rate per pound listed on Schedule 7(c)(iii), based on the difference between the actual pounds purchased and 100% of the Final Volume Commitment. If actual purchased pounds of a Product for each year are more than 105% of the Final Volume Commitment for such Product for such Year, then Buyer shall be entitled to receive a rebate as calculated at the rate per pound listed on Schedule 7(c)(iii), based on the actual pounds purchased over 100% of the Final Volume Commitment for such Products. After such penalty or rebate is calculated, Manufacturer or Buyer, as applicable, will invoice Buyer or Manufacturer, as applicable, for any penalty or rebate under this Section. Buyer or Manufacturer will pay any amounts invoiced for any rebates or penalties (which may be offset against one another) within 30 days of receipt.

Example: Buyer commits to purchase one million pounds of Product X during fiscal year 2024. The penalty/rebate rate of Product X for 2024 is $0.25 per pound. If Buyer’s actual purchases of Product X during 2024 are 800,000 pounds (less than 95% of Final Volume Commitment), then Manufacturer will invoice Buyer for $50,000 (200,000 pound shortfall times $0.25 per pound).

6.    For 2024, the Parties have agreed to the Final Volume Commitment and the per pound values to calculate rebates/penalties on Schedule 7(c)(iii). The Parties agree to attach Schedule 7(c)(iii), attached hereto, to the Agreement.

7.    Capitalized terms used but not defined in this Amendment have the meanings given to them in the Agreement. All other terms and conditions of the Agreement shall remain unchanged. If there is a conflict or inconsistency between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall control.

INTENDING TO BE LEGALLY BOUND, the parties have authorized their undersigned representatives to execute this Amendment effective as of the Amendment Date.

Kellanova		WK Kellogg Co
Name: Rodrigo Lance		Name: Sherry Brice
Signature:	/s/ Rodrigo Lance	Signature:	/s/ Sherry Brice
SVP, Global Supply Chain, Kellanova		Chief Supply Chain Officer, WK Kellogg Co